UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Yahoo! Inc.

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Yahoo! Inc. released the following press release on June 9, 2008.
YAHOO! FILES ITS DEFINITIVE PROXY STATEMENT
Urges Stockholders to Reelect Current Board of Directors and Reject Carl Icahn’s Slate
SUNNYVALE, Calif., June 9, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, filed its definitive Proxy Statement today. Yahoo! is including the following letter to Yahoo! stockholders from Chairman Roy Bostock and CEO Jerry Yang with its proxy materials:

Dear Fellow Stockholder:
The vote you will cast for directors at Yahoo!’s August 1, 2008 annual meeting is the most important for stockholders in our history.
We believe that the reelection of our current board is in the best interests of Yahoo!’s stockholders. Under the leadership of the current board and management team we are executing on our strategy to create value that is gaining traction. In addition, in responding to Microsoft Corporation’s proposal to acquire the company and exploring strategic alternatives, Yahoo!’s board has been focused on one central goal: how best to maximize stockholder value. In this regard, you should know that we have at all times been open to a transaction with Microsoft if it offers our stockholders full and certain value. We write to ask you to support our slate of highly qualified and capable directors standing for reelection.
You are probably aware that Carl Icahn proposes to replace our entire board of directors with his hand-picked slate. Mr. Icahn has no credible plan except to sell the company to Microsoft — despite the fact that Microsoft has publicly indicated that it has no current interest in such a transaction. Given Microsoft’s stated position of not wanting to acquire Yahoo!, the election of Mr. Icahn’s slate could result in substantial erosion of stockholder value.
We Urge You To Act Now To Protect Your Investment By Rejecting Mr. Icahn’s Slate
And By Voting For Our Board Today, By Telephone, Internet, Or By Signing, Dating,
And Returning The Enclosed WHITE Proxy Card.
Last year, after making changes in management, our board oversaw an intensive review by the new management team, led by Jerry Yang, of Yahoo!’s business and strategy. The result was a more focused strategy, a more streamlined company and a significant acceleration of specific initiatives to capitalize on the fast-growing online advertising market. As part of that strategy, we made a deliberate, disciplined decision to make investments that would generate greater long-term value for stockholders.
We started from a great place. Yahoo! is clearly a one-of-a-kind asset. We’re a leader in search, a pioneer in mobile advertising, and the clear leader in display advertising — where we see the greatest growth opportunity in online advertising. With more than 500 million monthly users worldwide, many best-in-class technology platforms, and strategically unique Asian assets, we are well-positioned to capture growth in an online advertising market that is projected to grow from approximately $40 billion in 2007 to approximately $75 billion in 2010.

The key is the knowledge and experience to execute with this unique asset. We believe that successfully executing on our strategy of being the “starting point” for the most consumers on the Internet and the “must buy” for advertisers will enable us to generate double-digit growth in operating cash flow and will lead to improved stockholder returns.
Our recent financial results, coupled with a number of strategic acquisitions and a string of significant product rollouts demonstrate that we are executing on our strategy:
•	We’re continuing to see benefits from last year’s rollout of Panama, our new search monetization platform that is helping to close the monetization gap.

•	Our acquisitions of Right Media, BlueLithium, Zimbra, and Maven Networks have all helped advance our core strategies.

•	We are winning new business partners and expanding relationships with existing partners — WPP, Wal-Mart, CBS, and more than 770 newspapers now in our newspaper publisher consortium.

•	Soon, we will roll out our new advertising management platform — AMP! from Yahoo! — that will enable us to offer advertisers and publishers an extraordinarily simple, seamless way to market over the Internet, helping us further our goal of becoming the “must buy” for online advertising.
Our Board Is Committed To Maximizing Stockholder Value.
Our board carefully evaluated Microsoft’s original offer and determined that it substantially undervalued our company and was not in the best interests of our stockholders. Over the ensuing months, we engaged in serious discussions with Microsoft, including numerous face-to-face meetings, some of which included one or more of our independent directors. During this period, our board was fully engaged, meeting more than twenty times to review the status of the discussions with Microsoft and to consider other available alternatives to maximize stockholder value. At all times, our board and management have made clear that they have been open to entering into any transaction, including a sale to Microsoft if it valued the company fairly and offered our stockholders certainty that they would receive that value, an important consideration given the likely lengthy regulatory review process before a deal would be approved.
Our board also explored and continues to explore a variety of other ways to maximize stockholder value.
Carl Icahn Has No Credible Plan To Create Value.
Mr. Icahn’s only plan for Yahoo!, if his slate is elected, is to hope that Microsoft — which withdrew its acquisition proposal more than a month ago and has since publicly reaffirmed that it is not now interested in a full acquisition — can be persuaded to come back to the table and agree to acquire our company. But this is not a strategy.

In our opinion, Mr. Icahn and his slate are not the right individuals to guide Yahoo! as a standalone company.
Our current board has the independence, the experience, the knowledge, and the commitment to navigate the company through the rapidly-changing Internet environment, execute on our initiatives to capitalize on the fast-growing online advertising market and to deliver value for Yahoo! and its stockholders.
The future of Yahoo! and the value of your investment are in your hands. We ask you to vote for your highly qualified and dedicated directors today. If you have questions about voting your WHITE proxy card, please call MacKenzie Partners, Inc. Toll-Free at (800) 322-2885.
Thank you for your support.

Roy Bostock	Jerry Yang
Chairman of the Board	Chief Executive Officer
Forward Looking Statements
This letter contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this letter due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the implementation and results of Yahoo!’s ongoing strategic initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; and potential continuing uncertainty arising in connection with the withdrawal of Microsoft’s unsolicited proposal to acquire Yahoo! and the announced intention by a stockholder to seek control of our Board of Directors, the possibility that Microsoft or another person may in the future make another proposal, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners, and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to the Microsoft proposal. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this letter is as of June 9, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this letter.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investor)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com